SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 4, 2013

SELECTICA, INC.

(Exact name of Company as specified in Charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-29637 (Commission File No.)	77-0432030 (IRS Employee Identification No.)

2121 South El Camino Real

San Mateo, California 94403

(Address of Principal Executive Offices)

(650) 532-1500
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 5.02. Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 4, 2013, the Board of Directors of Selectica, Inc. (the “Company”) appointed Mr. Blaine Mathieu as President and Chief Executive Officer of the Company and as a member of its Board. In connection with Mr. Mathieu’s appointment as President and Chief Executive Officer, Mr. Michael Brodsky resigned as Interim Chief Executive Officer and was appointed as Executive Chairman. Mr. Brodsky will continue to serve as a Director and Chairman of the Board of the Company.

Mr. Mathieu, 46, has more than 25 years of management experience in sales and marketing, product, operations, business development and acquisitions. Formerly, he was Chief Marketing Officer of Aconex Ltd., a private company. Prior to Aconex, Mr. Mathieu served as Chief Products Officer at Mindjet LLC, a private company, from 2011 to 2013, where he led go-to-market and product planning for the company’s transition to a SaaS business model. From 2007 to 2010, Mr. Mathieu served as Chief Marketing Officer and Senior Vice President, Marketing at Lyris, Inc., a public company and market leader in SaaS integrated marketing automation solutions. Prior to Lyris, Mr. Mathieu held various positions at Corel Corporation, a public company, from 2002 to 2007, including Vice President, Product and Strategy for digital media products in 2007. Earlier in his career, Mr. Mathieu worked in research and planning for Adobe Systems and as a senior analyst at Gartner. Mr. Mathieu holds an MBA from Athabasca University and a Bachelor’s degree in Marketing from the University of Alberta.

In connection with his appointment as President and Chief Executive Officer of the Company, on December 4, 2013 the Company entered into an employment offer letter and a severance agreement with Mr. Mathieu. The employment offer letter provides for an annual salary of $300,000 and an annual target incentive bonus in the amount of up to $150,000, subject to the achievement of annual performance milestones established by the Board of Directors or the Board’s Compensation Committee. The severance agreement provides that if Mr. Mathieu’s employment is terminated by the Company without Cause or by Mr. Mathieu for Good Reason, in each case within 12 months following a Change in Control of the Company (as each such term is defined in the severance agreement), the Company will be required to pay Mr. Mathieu severance benefits equal to his then-existing base salary and the employer portion of Mr. Mathieu’s monthly health insurance premium for a period of 12 months following his separation from service, less applicable withholdings and deductions and subject to Mr. Mathieu signing a general release of claims. If Mr. Mathieu’s employment is terminated by the Company without Cause prior to a Change in Control, the Company will be required to pay Mr. Mathieu severance benefits equal to his then-existing base salary and the employer portion of Mr. Mathieu’s monthly health insurance premium for a period of 6 months following his separation from service, less applicable withholdings and deductions and subject to Mr. Mathieu signing a general release of claims. Copies of the employment offer letter and the severance agreement are attached to this Current Report on Form 8-K as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated by reference into this Item.

Mr. Mathieu was also granted a non-qualified option to purchase 186,979 shares of the Company’s common stock, exercisable for 10 years, subject to vesting over a 48-month period, with one quarter (1/4) of the option shares vesting after 12 months of continuous service from Mr. Mathieu’s start date, and the remaining option shares vesting in equal monthly installments over the following 36 months of continuous service to the Company. Under the terms of his severance agreement, the option shares would vest in full if Mr. Mathieu’s service to the Company is terminated by the Company without Cause or by him for Good Reason within 12 months following a Change in Control. The option was granted as an inducement grant outside of the Company’s 1999 Equity Incentive Plan in reliance on NASDAQ Listing Rule 5635(c)(4).

On December 4, 2013, the Company also entered into an amendment to the employment offer letter with Michael Brodsky, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.3. Pursuant to the amendment, Mr. Brodsky will transition from his role as Interim Chief Executive Officer of the Company and serve as Executive Chairman. In this role, Mr. Brodsky will be paid a monthly salary of $25,000 through March 31, 2014, and thereafter, a monthly salary of $12,500 through August 31, 2014, after which Mr. Brodsky would transition out of the position of Executive Chairman but would continue thereafter in a director capacity as Chairman of the Board.

Item 9.01                                      Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Offer Letter of Employment, dated as of December 4, 2013, by and between Selectica, Inc. and Blaine Mathieu.
10.2	Severance Agreement, dated as of December 4, 2013, by and between Selectica, Inc. and Blaine Mathieu.
10.3	Amendment to Offer Letter, dated December 4, 2013, by and between Selectica, Inc. and Michael Brodsky.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 9, 2013

SELECTICA, INC.

	By:	/s/ Todd Spartz
Name: Todd Spartz
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Offer Letter of Employment, dated as of December 4, 2013, by and between Selectica, Inc. and Blaine Mathieu.
10.2	Severance Agreement, dated as of December 4, 2013, by and between Selectica, Inc. and Blaine Mathieu.
10.3	Amendment to Offer Letter, dated December 4, 2013, by and between Selectica, Inc. and Michael Brodsky.